UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2011

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ		07733
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 10, 2011, upon recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Vonage Holdings Corp. (the “Company”), the Board, including all members of the Committee and the other independent directors of the Board, approved the following with respect to Marc P. Lefar, the Company’s Chief Executive Officer, in connection with the annual review of his compensation required by his employment agreement: (i) an increase in target annual bonus from 110% to 125%, and (ii) a special bonus of $1,000,000 in recognition of Mr. Lefar’s exceptional individual performance since he joined the Company as its Chief Executive Officer in July 2008. The special bonus awarded to Mr. Lefar is in addition to an annual bonus award of $1,058,369 awarded on February 10, 2011 in accordance with the achievement of performance criteria pre-established by the Committee for 2010 for the Company’s executive officers and certain bonus eligible employees. In approving Mr. Lefar’s special bonus, the Committee and the Board considered, among other things, the Company’s positive financial and operational turnaround since Mr. Lefar joined the Company as its Chief Executive Officer, illustrated in 2010 by (1) the increase in the Company’s equity value by $393 million from $103 million at year-end 2008 to $496 million at year-end 2010, (2) adjusted EBITDA improvement of over $200 million, growing from negative $46 million in 2007 to positive $156 million over the past twelve months, (3) fourth quarter churn of 2.4%, the lowest fourth quarter churn in four years, (4) the Company’s achievement in the fourth quarter of positive net lines for the first time in over two years, (5) the completion of a comprehensive refinancing of the Company’s debt, replacing the Company’s restructuring debt with new debt at an interest rate approximately half the rate of the prior debt and which provides the Company with enhanced operating and financial flexibility, (6) the resolution of certain significant litigation matters pending when he joined the Company, and (7) Mr. Lefar’s successful efforts in building the Company’s management team.

Equity Grants

The Committee (with the Board, including all members of the Committee and the other independent directors of the Board, approving grants upon recommendation of the Committee for Mr. Lefar) unanimously approved the grant of non-qualified stock options to purchase the Company’s Common Stock, $0.001 par value (“Common Stock”) and restricted stock units for Common Stock under the Company’s 2006 Incentive Plan with aggregate grant date values as set forth below:

Name	Value of 2011 Annual Equity Grant
Marc P. Lefar	$3,187,500
Barry L. Rowan	1,540,000

Nicholas Lazzaro	900,000
Kurt Rogers	900,000
Theresa Hennesy	700,000

The stock option and restricted stock unit grants were based on 2010 corporate performance, competitive market data, available shares under the Company’s 2006 Incentive Plan and anticipated future grant requirements, the level of the individual’s responsibility, and individual contributions to the Company. The annual equity grants are comprised of 75% stock options and 25% restricted stock units. In addition, in light of Mr. Rowan’s strong performance in his first year of employment, the Committee approved an equity award of $1,000,000 of non-qualified stock options for purchase of Common Stock to Mr. Rowan as an adjustment to the original sign-on award provided pursuant to Mr. Rowan’s employment agreement.

The stock option and restricted stock unit grants will be made on April 1, 2011, and will generally vest in four equal annual installments over a four-year period commencing on the first anniversary of the date of grant. The options will have a term of ten years and will have a per share exercise price equal to the closing price of the Company’s Common Stock on the New York Stock Exchange on April 1, 2011. The number of stock options to be granted will be determined by using a Black Scholes option pricing model and the closing price of the Common Stock on April 1, 2011. The number of restricted stock units to be granted will be determined using the closing price of the Common Stock on April 1, 2011.

Additional information with respect to the compensation arrangements for the Company’s executive officers, including annual bonus awards, will be set forth in the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders.

2011 Bonus Metrics and Weightings

On February 10, 2011, the Committee also approved preliminary metrics and weightings with respect to annual bonuses for 2011 that will be payable, if and to the extent earned, in 2012. The purpose of the Company’s annual bonuses is (i) to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives and (ii) to enable the Company to attract and retain skilled employees by providing attractive compensation opportunities linked to performance results.

When determining the annual bonuses of the Company’s executive officers, the Committee will take into account achievement of objective performance criteria as described below. The Committee may also consider discretionary factors relating to the executive’s individual performance. The measures and weighting of those measures initially approved for 2011, are as follows:

Metrics	Weighting
Telephony Services Revenue	40% of target bonus; 35% for certain executives described below
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)	40% of target bonus; 35% for certain executives described below

Churn	20% of target bonus; 15% for certain executives described below

•	Adjusted EBITDA is GAAP income (loss) from operations excluding depreciation and amortization and share-based expense.

•

Telephony Services Revenue is monthly subscription fees the Company charges its customers under its service plans plus usage and ancillary charges, excluding Federal Universal Service Fund fees and activation fees.

•

Churn relates to the average monthly percentage of customers that terminate service. The Company calculates churn by dividing the number of customers that terminate during the year by the simple average number of customers during the year, and dividing the result by twelve. The simple average number of customers is the number of customers on the first day of the year plus the number of customers on the last day of the year, divided by two.

For each metric, there is a target level of performance that would result in a payment equal to 100% of the weighted target bonus for the metric, a minimum level of performance that would result in a payment equal to 50% of the weighted target bonus for the metric, and an outstanding level of performance that would result in a payment equal to 175% of the weighted target bonus for the metric. However, no payments above 100% of the weighted target bonus for the Adjusted EBITDA and Churn metrics will be made unless a threshold level of performance under the Telephony Services Revenue metric is met. If the target levels of performance for all three metrics are met, the payments would equal 130% of the weighted target bonus for each metric with additional payments between 130% and 175% for each metric in proportion to the amount by which the Company’s performance for the metric exceeding the target level of performance compares to the outstanding level of performance. In the event that outstanding levels of performance are attained for all three metrics, the payment will equal 225% of an individual’s target bonus.

With respect to officers in certain functional groups, 15% of the target bonus will be based upon an additional metric specific to the function. The additional metrics are as follows:

•

Carrier Operations— Cost of telephony services per line (“COTS”). COTS is a blend of per-minute termination rates, including domestic and international calls, plus a component for non-termination COTS costs.

•	Marketing — Subscriber Line Acquisition Cost (“SLAC”). SLAC is total marketing expense divided by subscriber line additions during the year.

•	Network Operations, Development and Information Technology — Platform availability. Platform availability is the percentage of time during the year that certain platform applications are available.

For Mr. Lefar, 15% of his target bonus will be based upon an equal weighting of the three additional metrics specified above.

Notwithstanding the foregoing, the Committee retains the discretion to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria are achieved, to change the metrics and weightings, and to add additional metrics specific to functions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: February 16, 2011	By:	/s/ Kurt M. Rogers
Kurt M. Rogers Chief Legal Officer and Secretary